Exhibit 15.3

Date: October 30, 2026

Here Group Limited

Room 3008, 30/F

Two Exchange Square

8 Connaught Place Central,

Hong Kong

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—Permissions and Licenses Required from the PRC Authorities for Our Operations and Overseas Securities Offerings”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Our Historical Contractual Arrangements” in Here Group Limited’s Annual Report on Form 20-F for the year ended June 30, 2026 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of October 2026. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm
CM Law Firm